Exhibit 10.2

Dated 17 August 2005

Distilleerderijen Erven Lucas Bols B.V.

and

Central European Distribution Corporation

and

Carey Agri International Poland Sp. z o.o.

TRADE MARK LICENCE

One Silk Street

London EC2Y 8HQ

Telephone (44-20) 7456 2000

Facsimile (44-20) 7456 2222

This Agreement is made on 17 August 2005 between:

(1)	Distilleerderijen Erven Lucas Bols B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with its registered office at Wattstraat 61, Zoetermeer, The Netherlands (company registration number 27164355 (the “Licensor”);

(2)	Carey Agri International Poland Sp. z o.o., a limited liability company organized under the laws of Poland whose registered office is at ul. Bokserska 66a, 02-680 Warszawa, Poland (“Carey Agri”); and

(3)	Central European Distribution Corporation a Delaware corporation with its principal executive office at Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania, United States of America (“CEDC” and together with Carey Agri, collectively the “Licensee”).

Whereas:

(A)	The Licensor wishes to licence certain trade mark rights it owns in Poland and Russia to the Licensee.

(B)	The Licensee wishes to use such trade mark rights in accordance with the terms and conditions of this Agreement.

It is agreed as follows:

1	Interpretation

1.1	Definitions

“Affiliate” means a Subsidiary or Holding Company of a party and a Subsidiary of any such Holding Company;

“Commencement Date” means the date of this Agreement;

“Competitor” means any person engaged in the business of producing and/or selling any alcoholic beverage which competes directly with the business of the Licensor or any of its Affiliates;

“Expert” means an independent chartered accountant who is an expert in brand valuation;

“Licence” has the meaning ascribed to it in Clause 2.1;

“Licensed Products” means any Product supplied under the Marks in accordance with this Agreement;

“Licence Termination Event” means the termination events as described in Clause 13;

“Marks” means any mark in the Territory that includes the words BOLS VODKA or any similar words, including but not limited to the various marks brief particulars of which are set out in Schedule 1;

“Owner” means Distilleerderijen Erven Lucas Bols B.V. or those who acquire ownership of any of the Marks from time to time;

“Product” means vodka (including flavoured vodkas), vodka ready-to-drink or vodka coolers and any goods or services which are incidental to the sale of Bols vodka products and are to be employed in any advertising or promotional campaign;

“Standards of Quality” means the quality, standards, specifications and directions in relation to the Product or the manner in which the Marks are or shall be used which are set out in Schedule 2 as the same may be varied from time to time by agreement between the parties;

“Subsidiary” means a subsidiary of another company (its “Holding Company”) if that other company, directly or indirectly, through one or more subsidiaries:

(i)	holds a majority of the voting rights in it;

(ii)	is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

(iii)	is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

(iv)	has the right to exercise a dominant influence over it, for example by having the right to give directions with respect to its operating and financial policies, with which directions its directors are obliged to comply;

“Territory” means Poland and Russia, as well as any additional lands that formally become part of Poland or Russia due to political changes or other changes over time;

“Termination Date” means the day of termination of this Agreement in accordance with Clause 13.

1.2	Modification and re-enactment of Statutes

References to any statutory provision include that provision as from time to time modified or re-enacted.

1.3	Recitals, Clauses etc.

References to this Agreement include its Recitals and Schedules and references to Recitals, Clauses and Schedules are to Recitals and, Clauses of and Schedules to, this Agreement.

1.4	Legal Terms

References to any English legal term shall, for any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

2	Licence

2.1	Subject to the terms and conditions of, and in consideration of the undertakings given by the Licensee to the Licensor in, this Agreement, the Licensor hereby grants to the Licensee a perpetual, exclusive, royalty-free, assignable and sub-licensable licence to use the Marks on or in relation to the manufacture, marketing and sale of Licensed Products in the Territory and to use the name “Bols” as the corporate name for the company which has company number 0000013113 provided that such company only manufactures, markets, sells and distributes Bols Vodka and only distributes any other brands of the Licensor or any of its Affiliates and the Licensee accepts such licence and the use of such name (the “Licence”).

2.2	The Licensor shall not during the term of this Agreement itself exercise, or grant any sub-licence to any third party to exercise, the rights granted to the Licensee under Clause 2.1.

2.3	The rights granted to the Licensee under Clause 2.1 are limited to the use of the Marks on and in relation to any Product which complies with the Standards of Quality.

2.4	Each party shall if so requested by the other party complete such documents and forms in such form as may be required in order to register the Licence.

2.5	The Licensee shall not:

2.5.1	undertake any advertising of the Licensed Products in any country, or specifically aimed at any customers, outside the Territory;

2.5.2	actively seek orders for Licensed Products from outside the Territory;

2.5.3	establish any branch dealing in or offering of Licensed Products or maintain any distribution depot for Licensed Products outside the Territory. The Licensee shall promptly pass on to the Licensor enquiries for Licensed Products received from outside the Territory.

3	Quality Control

3.1	The Licensee shall ensure that:

3.1.1	the Licensed Products manufactured and/or supplied by the Licensee comply with the Standards of Quality;

3.1.2	all applicable regulations, laws and codes of practice are complied with by the Licensee; and

3.1.3	the Licensor’s recommendations as to quality control methods, testing procedures and similar matters, brief particulars of which are set out in Schedule 2, are strictly adhered to.

3.2	The Licensee shall not do anything, or fail to do anything, which act or omission may jeopardise any regulatory or other relevant consents, permits or approvals relating to the Licensed Products.

3.3	The Licensee shall promptly notify the Licensor on becoming aware of any actual breaches of applicable laws or regulations relating to the manufacture or sale of the Licensed Products.

3.4	Provided that all licensees inside the European Union who have been granted a licence by the Licensor to manufacture, market and/or sell the Products are subject to an equivalent notice obligation in relation to their respective territories, the Licensee shall procure that all the Licensed Products sold and all quotations, specifications, advertisements and other materials relating to the Licensed Products are marked with a notice, in a form to be approved by the Licensor, stating that:

3.4.1	the Marks are used under licence from the Licensor and including any particulars of the Marks; and

3.4.2	the Licensed Products are not for sale outside the Territory;

as may be requested by the Licensor from time to time, or as required by the laws in force in the Territory (or relevant part of it). Upon receipt of the proposed notice, the Licensor has thirty days to approve the notice, such approval not to be unreasonably withheld by the Licensor. If the Licensor does not approve or object to the notice within this time period, the notice shall be deemed approved.

3.5	The Licensee shall not engage in any conduct which has material adverse effect on, or is reasonably likely in the future to have a material adverse effect on, any “Bols” marks or similar marks (whether inside or outside of the Territory) which are owned by the Licensor or any of its Affiliates.

3.6	Subject to Clause 3.7, no trade mark or logo, apart from the Marks, may be affixed to or used in relation to the Licensed Products in any form whatsoever. The Licensee shall not use any other trade marks which are, in the reasonable opinion of the Licensor, confusingly similar to any of the Marks and, save as provided in Clause 2.1 above, shall not use the Marks or any words confusingly similar to any of the Marks as, or as part of, its corporate or trading name.

3.7	Notwithstanding Clause 3.6 above, the Licensee may identify itself as the supplier of the Licensed Products.

4	Marketing and Promotion

4.1	The Licensee shall ensure that its advertising and marketing of the Licensed Products is consistent with the reputation, image and prestige of the Marks at the Commencement Date, including the Standards of Quality.

4.2	The Licensor and Licensee shall meet quarterly to discuss the text and layout of all advertisements and promotional material proposed by the Licensee relating to the Licensed Products, including prior to the use by the Licensee of such advertisements and promotional material, to assist the Licensee to comply with its obligation under Clause 4.1, and the Licensee shall provide samples of its advertisements and promotional material to the Licensor at the request of the Licensor. If upon receipt of any advertisements and/or promotional material, the Licensor does not object within thirty days, such advertisements and/or promotional materials will be deemed acceptable. If any objection is raised by the Licensor, the objection must be reasonable, must be set forth in writing, must specifically state the nature of the objection and reasons for the objection.

5	Trade Marks

5.1	The Licensor warrants to the Licensee that the Licensor owns all right, title and interest in the Marks; that the Licensor has the right to enter into this Agreement and to grant the Licence to the Licensee; that the granting of this Licence does not violate or conflict with any applicable laws or orders and does not require the consent, approval or waiver from, or application or notice to, or filing or registration with, any governmental entity or other third party; that no other person or entity has been granted any rights under the Marks that would conflict, in any way, with the rights granted to Licensee under Clause 2.1. of this Agreement; that each of the registrations for the Marks is valid and subsisting and is enforceable in the Territory; and that, so far as the Licensor is aware, the use of the Marks as contemplated by this Agreement does not infringe the intellectual property rights of others. To the Licensor’s knowledge no third party has infringed, misappropriated, or otherwise violated the Licensor’s rights in the Marks and there are no Marks other than those listed in Schedule 1.

5.2	The Licensee acknowledges that it does not have any right, title or interest in or to the Marks other than such as may be granted or confirmed to it under this Agreement.

5.3	The Licensee shall not do anything that is likely to diminish the rights of the Licensor in the Marks or to impair any registration of the Marks or to devalue the Marks in any way.

5.4	Subject to the terms of this Agreement, the Licensor shall not do anything that is likely to impair the rights of the Licensee in the Licence or to impair any registration of the Marks or devalue the Marks in any way within the Territory.

5.5	The Licensee shall not:

5.5.1	apply for or obtain registration of the Marks or any distinctive elements of each Mark for any products or services in any country; or

5.5.2	apply for or obtain registration of any trade mark in any country which consists of or comprises any of the Marks or any confusingly similar words or devices.

5.6	The Licensor shall use reasonable efforts to maintain or have maintained the registrations of the Marks and to prosecute to registration any pending applications for Marks and the Licensee shall bear all the costs of, and provide all necessary assistance in relation to, such maintenance and prosecution of the Marks in the Territory. If subsequent to the Commencement Date, the Licensor acquires, within the Territory, any registrations or applications for registration of any additional Marks, such registrations or applications for registration shall be deemed to have been added to Schedule 1 and the provisions of this Agreement shall be deemed to have been modified accordingly.

5.7	If the Licensee desires to use any improvements to the Marks or any other newly conceived intellectual property relating to the words BOLS VODKA or any similar words, it will obtain the Licensor’s prior written approval for the use thereof. All right, title and interest in and to such improvements, designs, concepts, artwork, and other newly conceived intellectual property shall be the exclusive property of Licensor and shall be used by the Licensee only in accordance with the terms of this Agreement. Upon the granting of approval to use such improvements, designs, concepts artwork, and other newly conceived intellectual property, the Licensor shall maintain and endeavour to procure registration of such items in accordance with Clause 5.6.

6	Licensor’s Covenants

The Licensor covenants that, subject to the terms of this Agreement, neither the Licensor (or any of its assignees thereof) nor any of its Affiliates shall take or cause to be taken any action contrary to the Licensee’s rights under this Agreement to use, and have quiet enjoyment of, the Marks within the Territory. Without limiting the generality of the foregoing, the Licensor shall use reasonable endeavours to ensure that any contract for the sale by the Licensor or its Affiliates of Products using the BOLS VODKA mark outside the Territory shall incorporate clauses which prevent the counterparty to such contract from actively selling Products using the BOLS VODKA mark into the Territory.

7	Indemnity

7.1

The Licensee shall indemnify the Licensor against any costs, expenses, losses or damages suffered by or payable by the Licensor arising out of the Licensee’s activities in accordance with or in breach of this Agreement, including those arising out of defects (whether obvious or hidden) in any Licensed Products manufactured, promoted, distributed or sold by the Licensee in the Territory or arising from personal injury or any infringement of any rights of the Licensor or of any third party by the manufacture, sale, possession or use of the Licensed Products by the Licensee or the Licensee’s failure to comply with all applicable laws and regulations, except to the extent that such costs, expenses, losses or damages were incurred as a result of a breach of the Licensor’s warranties in Clause 5.1.

7.2	The Licensor shall indemnify the Licensee against any costs, expenses, losses or damages suffered by or payable by the Licensee arising out of (i) any breach of any of the Licensor’s warranties in Clause 5.1, (ii) any material breach of any of the Licensor’s covenants in this Agreement, or (iii) the Licensor’s activities outside the Territory, including those arising out of defects (whether obvious or hidden) in any Licensed Products manufactured, promoted, distributed or sold by the Licensor outside the Territory or the Licensor’s failure to comply with all applicable laws and regulations outside the Territory.

8	Infringement, Invalidity and Revocation

8.1	Each party shall promptly notify the other party on becoming aware of any challenge to the validity of, or action to revoke, or actual or suspected infringement of, or any alleged infringement of the intellectual property rights of others by the use of, any of the Marks within or affecting the Territory (“Third Party Acts”).

8.2	The Licensor and the Licensee shall take such action as they jointly agree necessary in relation to any Third Party Acts within the Territory. In circumstances where only the Licensor or the Licensee wishes to bring proceedings in respect of Third Party Acts within the Territory or the other party has not responded in writing to the other within a period of three days of notification of such Third Party Act (or such shorter period as may be required in cases which require urgent action) the former party alone shall have the right to take and have control over any action it deems necessary.

8.3	The party controlling any action in respect of Third Party Acts shall keep the other party informed of the progress of such action and shall have regard to any suggestions or comments that the other party may have in relation thereto. No party shall settle any action without the other party’s consent, such consent not to be unreasonably delayed or withheld.

8.4	The Licensee shall pay for the reasonable cost of any action in respect of Third Party Acts within the Territory (including the costs of IFSP or any other third party instructed to investigate any actual or suspected infringement of the Marks), and shall be entitled to any damages, account of profits and awards of costs recovered in relation thereto.

9	Disclosure and Confidentiality

9.1	If the Licensee, any of its Affiliates, employees, agents or advisers receives confidential, or proprietary information supplied by or relating to the Licensor the Licensee shall keep the same confidential and shall not disclose this information to any person other than (i) its officers or employees and (ii) persons engaged by the Licensee to manufacture or sell the Licensed Products on the Licensee’s behalf, in each case only if, and to the extent, necessary for the performance of the Licensee’s obligations, and in pursuance of its rights, under this Agreement.

9.2	If the Licensor, any of its Affiliates, employees, agents or advisers receives confidential, or proprietary information supplied by or relating to the Licensee the Licensor shall keep the same confidential and shall not disclose this information to any person other than to the extent necessary for the performance of any the Licensor’s obligations, and in pursuance of its rights, under this Agreement.

9.3	The obligations of confidentiality set out in Clauses 9.1 and 9.2 shall not extend to information which:

9.3.1	was publicly available at the time of its disclosure under this Agreement; or

9.3.2	becomes publicly available following disclosure under this Agreement (other than as a result of disclosure by the receiving party or any other person contrary to the terms of this Agreement); or

9.3.3	was lawfully in the receiving party’s possession prior to disclosure under this Agreement (as can be demonstrated by the receiving party’s written records or other reasonable evidence) free of any restriction as to its use or disclosure; or

9.3.4	following disclosure under this Agreement, becomes available to the receiving party (as can be demonstrated by the receiving party’s written records or other reasonable evidence) from a source other than the disclosing party, which source is not bound by any obligation of confidentiality to the disclosing party in relation to such information.

10	Assignment and Sub-Licensing

10.1	Save for Affiliates of the Licensee to whom the Licensee may assign or sub-license all or any of its rights under this Agreement, and save for any subcontractors to whom the Licensee may sub-licence all or any of its rights under this Agreement for the manufacture of Licensed Products, in each case without the prior written consent of the Licensor, the Licensee may assign or sub-license all or any of its rights under this Agreement to a third party provided that prior to such assignment or sub-licence it notifies the Licensor in writing of the terms of the assignment or sub-licence of rights offered by or to that third party and provides to the Licensor a certified copy of the assignment or sub-licence or other transfer agreement and all other related agreements or documentation to be concluded in connection therewith with such third party. The Licensor has a right of first refusal for 30 days upon receipt by the Licensor of such notice, to notify the Licensee that it wishes to acquire the rights under this Agreement on the terms and conditions offered by such third party. During that period the Licensee shall not enter into any assignment or sub-licence with that third party. If during that period the Licensor notifies the Licensee that it wishes to acquire such rights offered by such third party, the parties shall enter into an assignment or sub-licence on terms no less advantageous to the Licensor in any respect than those offered by or to the third party. In the absence of such notification or any notification by the Licensor to the contrary during that period, the Licensor shall be deemed to have refused such assignment or sub-licence and the Licensee shall be entitled freely to assign or sub-license its rights under this Agreement to the third party but only on the terms and conditions of the agreements which have been communicated to the Licensor in the manner described above.

10.2	Any assignment or sub-licence granted to any third party (including Affiliates of the Licensee) in accordance with Clause 10.1 shall be subject to, and be on terms and conditions no less stringent than, the terms and conditions of this Agreement.

10.3	Notwithstanding Clauses 10.1 and 10.2, the Licensee shall not, and shall ensure that any assignees or sub-licensees shall not, assign or license any rights under this Agreement to any Competitor at any time.

10.4	The Licensee shall be responsible to the Licensor for the acts and omissions of its permitted assignees and sub-licensees as if they were those of the Licensee itself.

10.5	The provisions of this Clause 10 (other than Clause 10.3) shall not apply to the Licensee’s sale, directly or indirectly, of its entire Bols vodka business to a person who is not a Competitor (including the sale in one transaction of its interest in both Bols Sp. z o.o. and the Marks).

10.6	The Licensor is at any time entitled to assign all and any of its rights in the Marks, and, upon the assignee of such rights unconditionally assuming all of the Licensor’s obligations hereunder and acknowledging all of the rights granted to the Licensee under this Agreement, the Licensee shall enter into a novation agreement with a third party to whom the Licensor wishes to assign all or any of the rights (together with the corresponding obligations) under this Agreement.

11	Insurance

11.1	The Licensee shall at its own expense carry product liability and comprehensive general liability insurance covering the Licensed Products which is no less than the current level of insurance cover maintained by the Licensor.

11.2	The Licensee shall give the Licensor a certificate or other evidence confirming the existence of such insurance.

12	Term

12.1	The term of this Agreement shall commence on the Commencement Date and shall continue for an indefinite period, unless terminated in accordance with Clause 13.

13	Termination

13.1	The Licensor may terminate this Agreement in respect of either Poland or Russia or both as the Licensor deems fit immediately by giving notice to the Licensee if one of the following events occurs (each a “Licence Termination Event”), namely the Licensee:

13.1.1	(1) sells products using the Marks other than the Products in the Territory, or, (2) (save as provided in Clause 2.1), uses the word “Bols” in any corporate name or (3) materially breaches Clause 3 of this Agreement in a manner that impairs any registration of the Marks, materially devalues the Marks or otherwise materially prejudices the rights of the Licensor or any of its Affiliates in any “Bols” marks or similar marks whether inside the Territory or outside the Territory, or (4) breaches Clause 10 of this Agreement, and the Licensor gives notice to the Licensee to remedy the breach (or to the extent that the breach is not capable of remedy, to pay compensation for the damage arising from such breach) and the Licensee fails to do so within 30 days of receipt of such notice;

13.1.2	is adjudicated bankrupt, files or has filed against it a voluntary or involuntary petition under Chapter 7 of title 11 of the United States Code (the “Bankruptcy Code”) which in the case of an involuntary petition remains undismissed for 5 days or makes a general assignment for the benefit of its creditors;

13.1.3	compulsorily or voluntarily enters into liquidation (including a liquidation under Chapter 7 of the Bankruptcy Code), except for the purposes of a bona fide reconstruction or amalgamation and with the prior written approval of the Licensor;

13.1.4	has a receiver, manager or trustee appointed over the whole or a substantial part of its undertakings or assets;

13.1.5	becomes a Subsidiary of a Competitor or a Competitor otherwise obtains rights in the Marks, whether directly or indirectly; or

13.1.6	ceases its business.

13.2	The provisions of Clause 13.1.5 above shall automatically terminate and be of no further force and effect on the date on which Rémy Cointreau or the Licensor itself becomes a Subsidiary of a Competitor.

14	Effect of Termination

14.1	Upon termination of this Agreement by the Licensor in accordance with Clause 13:

14.1.1	subject to Clause 14.2, the Licence shall cease immediately and the Licensee shall have no right whatsoever to assign or transfer this Agreement by operation of law or otherwise to any third party;

14.1.2	subject to Clause 14.2, the Licensee shall cease to manufacture and sell or offer or dispose of any products or services of any type or description under or by reference to the Marks or any confusingly similar mark;

14.1.3	the Licensee shall return to the Licensor all confidential, or proprietary information supplied by or relating to the Licensor (including all copies in whatever form of any such information) and shall not use that information for any purpose;

14.1.4	the Licensee shall co-operate with the Licensor in cancelling any registration of this Agreement as a licence or of the Licensee as a permitted user of the Marks; and

14.1.5	all sub-licences granted by the Licensee shall terminate automatically save that the Licensor may, at its option, take over any or all sub-licences.

14.2	After the termination of this Agreement in accordance with Clause 13 the Licensee may, for a period of two months from that date, continue to sell any Licensed Products to which the Marks applied prior to the Termination Date on the terms set out in this Agreement.

14.3	Termination of this Agreement pursuant to Clause 13 shall be without prejudice to the right to seek compensation for the breach by any party of any provisions of this Agreement.

14.4	Upon termination of this Agreement in accordance with Clauses 13.1.2, 13.1.3, 13.1.4, 13.1.5 and 13.1.6 (but not for the avoidance of doubt Clause 13.1.1), the Licensor shall pay to the Licensee an amount agreed between the parties in immediately available US Dollar funds reflecting the fair market value of this Agreement at the time of such termination.

14.5

In the event that the parties cannot in good faith agree on the amount to be paid pursuant to Clause 14.4 within 30 days of termination under Clause 13.1.5, the matter may be referred by either party for determination by the Expert. The Expert shall be appointed by agreement between the parties, or if the parties cannot agree on such an appointment within 7 days of a request to refer the matter for expert determination, by the president of the Institute of Chartered Accountants. The following terms of reference shall apply:

14.5.1	the parties shall give the Expert all reasonable co-operation;

14.5.2	the Expert may have access to all relevant documents of the parties, subject to any confidentiality provisions, within the time limits laid down by the Expert;

14.5.3	the parties may make representations and submissions to the Expert but there shall be no formal hearing;

14.5.4	the Expert shall make the determination within 30 days of appointment as Expert and shall notify the parties of the determination in writing;

14.5.5	in giving such determination the Expert shall have regard to all relevant factors and commonly-accepted valuation methodologies and shall specify the methodology or methodologies used to calculate the amount payable;

14.5.6	the Expert shall act as an expert (and not as an arbitrator) in making any such determination which shall be final and binding on the parties (in the absence of fraud or manifest error); and

14.5.7	the expenses of any such determination by the Expert shall be borne equally between the parties.

14.6	In the event the Licensee becomes a debtor under Chapter 7 of the Bankruptcy Code, the Licensee or any trustee appointed under the Licencees’ bankruptcy may not assume or assign this Agreement in accordance with Section 365(a) of the Bankruptcy Code.

15	Government Approval

If any Government approval is required in relation to this Agreement in any country in the Territory or the country in which the Licensee resides/is registered, the Licensee shall obtain such approval(s) and shall provide the Licensor with a certified copy of such approval together with a translation in English, where applicable.

16	Force Majeure

16.1	The obligations of each party under this Agreement shall be suspended during the period in which and to the extent that such party is prevented from or hindered in complying with them by any cause beyond its reasonable control including, without limitation, strikes, lock-outs, labour disputes, acts of God, war, riot, civil commotion, malicious damage, compliance with any law or governmental direction, accident, break-down of plant or machinery, fire, flood or storm.

16.2	If any such event prevents the Licensee from complying with its obligations under this Agreement for a continuous period of 6 months, the Licensor shall have the right to terminate this Agreement on giving the Licensee 6 months’ written notice. This Agreement shall automatically terminate on expiry of such notice unless, during that period, the Licensee is no longer prevented from complying with its obligations and is, before the end of that period, again complying wholly or substantially with its obligations.

17	Whole Agreement

This Agreement supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement and contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract. Each party acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it. So far as permitted by law and except in the case of fraud, each party agrees and acknowledges that its only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement, to the exclusion of all other rights and remedies (including those in tort or arising under statute).

18	Mitigation

Each party shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any losses, liabilities, claims or expenses, which in the absence of mitigation might give rise to a liability in respect of any claim under this Agreement.

19	Severance

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part in any jurisdiction, under any enactment or rule of law, such provision or part shall to that extent, in such jurisdiction, be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

20	Variation/Waiver

20.1	No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties and the Owner.

20.2	No delay or forbearance by either party or the Owner in exercising any right or remedy arising under this Agreement shall operate as a waiver of it, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of it or the exercise of any other right or remedy.

21	Notices

21.1	Any notice given under this Agreement shall be in writing and may be delivered to the relevant party or sent by recorded delivery or fax to the address or fax number stated in this Agreement or to such other address or fax number as may be notified by that party for this purpose, and shall be effective notwithstanding any change of address or fax number not notified. Notice may not be given under this Agreement by e-mail.

21.2	For the purposes of this Clause 20, the address and fax number of each of the Licensor and Licensee are as follows:

21.2.1	Licensor: Wattstraat 61, Zoetermeer, The Netherlands

21.2.2	Licensee: Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania, United States of America

21.3	Unless proved otherwise, a notice shall be deemed to have been given, if sent by letter, 48 hours after the date of posting, and if delivered or sent by fax during the hours of 9.00 a.m. to 6.00 p.m., when left at the relevant address or transmitted (as applicable), and otherwise on the next working day.

22	Rights of Third Parties

22.1	Subject to the provisions of Clauses 10 and 19, nothing contained in this contract shall confer on any person any benefit or right to enforce any term of this contract whether pursuant to the Contracts (Rights of Third Parties) Act 1999 or otherwise.

23	Governing Law and Submission to Jurisdiction

23.1	The provisions of this Agreement are governed by, and shall be construed in accordance with, the laws of England and Wales.

23.2	All disputes which may arise out of or in connection with this Agreement shall be referred to and finally resolved by arbitration at the written request of either party under the rules of the International Court of Arbitration, which rules are deemed to be incorporated by reference into this clause. The parties agree that the arbitration shall take place before one arbitrator in London and in English. Each party irrevocably submits to the non-exclusive jurisdiction of the courts of England and Wales to support and assist the arbitration process pursuant to this clause, including if necessary the grant of interlocutory relief pending the outcome of that process.

24	Joint and Several Liability of the Licensee

24.1	CEDC and Carey Agri shall each be entitled to the rights, and shall each be jointly and severally liable for the obligations, of the “Licensee” under this Agreement.

In witness whereof this Agreement has been entered into on the date stated at the beginning.

SIGNED by /s/ Loes Beukers /s/ Piet van Leijenhorst on behalf of Distilleederijen Erven Lucas Bols B.V.	}

SIGNED by /s/ William V. Carey on behalf of Central European Distribution Corporation	}

SIGNED by /s/ William V. Carey on behalf of Carey Agri International Poland Sp. z o.o.	}